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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

 Price, III                          William                 S.
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   (Last)                            (First)              (Middle)

                       345 California Street, Suite 3300
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                                    (Street)

San Francisco,                         CA                   94104
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

        October 2, 2002
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

        DoveBid, Inc. (DOVE)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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

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

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                                                                          (over)
                                                                SEC 1473 (02-02)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                      5. Owner-
                                                      3. Title and Amount of Securities                  ship
                                                         Underlying Derivative Security                  Form of
                         2. Date Exercisable             (Instr. 4)                                      Derivative
                            and Expiration Date       ---------------------------------  4. Conver-      Security:
                            (Month/Day/Year)                               Amount         sion or        Direct      6. Nature of
                         ----------------------                            or             Exercise       (D) or         Indirect
                           Date             Expira-                        Number         Price of       Indirect       Beneficial
1. Title of Derivative     Exer-            tion                           of             Derivative     (I)            Ownership
   Security (Instr. 4)     cisable          Date          Title            Shares         Security       (Instr. 5)     (Instr. 5)
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
Series C Preferred Stock  See Explanation        See      Common Stock     2,184,766       1-for-1            I      See Explanation
                          of Responses (1) Explanation of                                                            of Responses
                               below        Responses (1)                                                            (2) below
                                                below
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see Instruction
5(b)(v).
**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


/s/ William S. Price, III               October 2, 2002
-------------------------------         ---------------
**Signature of Reporting Person              Date
     William S. Price, III



Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently
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

                               CONTINUATION SHEET
                                     FORM 3

             Initial Statement of Beneficial Ownership of Securities

Item 1:    Name and Address of Reporting Person:

           William S. Price, III
           c/o Texas Pacific Group
           345 California Street, Suite 3300
           San Francisco, California 94104

Item 2:    Date of Event Requiring Statement:  October 2, 2002

Item 4:    Issuer Name and Ticker or Trading Symbol:  DoveBid, Inc. (DOVE)

Explanation of Responses:
(1) Each share automatically converts into one share of common stock of the Issuer upon the closing of the Issuer's initial public offering.
(2) William S. Price, III ("Price") is a director, officer and stockholder of TPG Advisors III, Inc. ("TPG Advisors III"), which is the general partner of TPG GenPar III, L.P., which in turn is the sole general partner of each of TPG Partners III, L.P. ("Partners III"), TPG Parallel III, L.P. ("Parallel III"), TPG Investors III, L.P. ("Investors III"), FOF Partners III, L.P. ("FOF") and FOF Partners III-B, L.P. ("FOF B") and the managing partner of TPG Dutch Parallel III, C.V. ("Dutch Parallel III"). Price is also a director, officer and stockholder of T3 Advisors, Inc. ("T3 Advisors"), which is the general partner of T3 GenPar, L.P., which in turn is the sole general partner of each of T3 Partners, L.P. ("T3 Partners"), T3 Parallel, L.P. ("T3 Parallel") and T3 Investors, L.P. ("T3 Investors") and the managing partner of T3 Dutch Parallel, C.V. ("T3 Dutch", and together with Partners III, Parallel III, Investors III, FOF, FOF B, Dutch Parallel III, T3 Partners, T3 Parallel and T3 Investors, the "TPG Funds"). The TPG Funds collectively and directly hold 2,184,766 shares of the Series C Preferred Stock of the Issuer. Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), TPG Advisors III, T3 Advisors and the TPG Funds may be deemed to beneficially own all of the securities disclosed in Table II of this Form 3. Pursuant to Rule 16a-1(a)(2)(ii)(B) of the Exchange Act, Price is deemed to be the beneficial owner of the shares owned by TPG Advisors III, T3 Advisors and the TPG Funds only to the extent of the greater of his direct or indirect interest in the profits or capital accounts of such entities. Pursuant to Rule 16a-1(a)(4) under the Exchange Act, this filing shall not be deemed an admission that Price is, for purposes of Section 16 of the Exchange Act or otherwise, the beneficial owner of any securities beneficially owned by TPG Advisors III, T3 Advisors and the TPG Funds in excess of such amount.